Exhibit (g)(4)

                               DELEGATION SCHEDULE

     By its execution of this Delegation Schedule, Bailard, Biehl & Kaiser Opportunity Fund Group, Inc., a Maryland Corporation (the "Company"), on behalf of each of its portfolios, hereby appoints BROWN BROTHERS HARRIMAN & CO., a New York limited partnership with an office in Boston, Massachusetts (the "Delegate") as its delegate to perform certain functions with respect to the custody of the Company's Assets.

     1. MAINTENANCE OF COMPANY'S ASSETS ABROAD. The Company, acting through its Board or its duly authorized representative, hereby authorizes the Delegate pursuant to the terms of the Custodian Agreement between the Company and the Delegate dated September 24, 1990, as amended (the "Custodian Agreement") to place and maintain the Company's Assets in the countries listed on the Global Custody Network Listing to the Custodian Agreement (as amended from time to time by Proper Instructions). Such authorization shall represent a Proper Instruction under the terns of the Custodian Agreement. The Company acknowledges that (a) the Delegate shall perform services hereunder only with respect to the countries where it provides custodial services to the Company under the Custodian Agreement; (b) depending on conditions in the particular country, advance notice may be required before the Delegate shall be able to perform its duties hereunder in or with, respect to such country (such advance notice to be reasonable in light of the specific facts and circumstances attendant to performance of duties in such country); and (c) nothing in this Delegation Schedule shall require the Delegate to provide delegate or custodial services in any country, and there may from time to time be countries as to which the Delegate determines it will not provide delegated services.

     2. DELEGATION. Pursuant to the provisions of Rule 17f-5 under the Investment Company Act of 1940, as amended (the "1940 Act"), the Board hereby delegates to the Delegate, and the Delegate hereby accepts such delegation and agrees to perform, only those duties set forth in this Delegation Schedule concerning the safekeeping of the Company's Assets in each of the countries as to which it acts as the Board's delegate as indicated on the Global Custody Network Listing. The Delegate is hereby authorized to take such actions on behalf of or in the name of the Company as am reasonably required to discharge its duties under this Delegation Schedule, including, without limitation, to cause the Company's Assets to be placed with a particular Eligible Foreign Custodian in accordance herewith. The Company confirms to the Delegate that the Company or its investment adviser has considered the Sovereign Risk and prevailing country risk as part of its continuing investment decision process, including such factors as may be reasonably related to the systemic risk of
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maintaining the Company's Assets in a particular country, including, but not limited to, financial infrastructure, prevailing custody and settlement systems and practices (including the use of any Eligible Securities Depository in the context of information provided by the Custodian in the performance of its duties as required under Rule 17f-7 and the terms of the Custodian Agreement governing such duties), and the laws relating to the safekeeping and recovery of the Company's Assets held in custody pursuant to the terms of the Custodian Agreement.

     3. SELECTION OF ELIGIBLE FOREIGN CUSTODIAN AND CONTRACT ADMINISTRATION. The Delegate shall perform the following duties with respect to the selection of Eligible Foreign Custodians and administration of certain contracts governing the Company's foreign custodial arrangements:

          (a) Selection of Eligible Foreign Custodian. The Delegate shall place and maintain the Company's Assets only with Eligible Foreign Custodians; provided that the Delegate shall have determined that the Company's Assets will be subject to reasonable care based on the standards applicable to custodians in the relevant market after considering all factors relevant to the safekeeping of such assets including without limitation:

          (i) The Eligible Foreign Custodian's practice, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the controls and procedures for dealing with any Eligible Securities Depository, the method of keeping custodial records, and the security and data protection practices;

          (ii) whether the Eligible Foreign Custodian has the requisite financial strength to provide reasonable care for the Company's Assets;

          (iii) The Eligible Foreign Custodian's general reputation and standing; and

          (iv) Whether the Company will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such its by virtue of the existence of any offices of such Eligible Foreign Custodian in the United States or such Eligible Foreign Custodian's appointment of an agent for service of process in the United States or consent to jurisdiction in the United States.

          (b) CONTRACT ADMINISTRATION. The Delegate shall cause the foreign custody arrangements with an Eligible Foreign Custodian to be governed by a written contract that the Delegate has determined will provide reasonable care for the Company's Assets based on the standards applicable to custodians in the

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relevant market. Each such contract shall, except as set forth in the last paragraph of this subsection (b), include provisions that provide:

          (i) For indemnification or insurance arrangements (or any combination of the foregoing) such that the Company will be adequately protected against the risk of loss of assets held in accordance with such contract;

          (ii) That the Company's Assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Eligible Foreign Custodian or its creditors except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of such custodian arising under bankruptcy, insolvency or similar laws;

          (iii) That beneficial ownership of the Company's Assets will be freely transferable without the payment of money or value other than for safe custody or administration;

          (iv) That adequate records will be maintained identifying the Company's Assets as belonging to the Company or as being held by a third party for the benefit of the Company;

          (v) That the Company's independent public accountants will be given access to those records described in (iv) above or confirmation of the contents of such records; and

          (vi) That the Company will receive sufficient and timely periodic reports with respect to the safekeeping of the Company's Assets, including, but not limited to, notification of any transfer to or from the Company's account or a third party account containing the Company's Assets.

     Such contract may contain, in lieu of any or all of the provisions specified in this Section 3 (b), such other provisions that the Delegate determines will provide, in their entirety, the same or a greater level of care and protection for the Company's Assets as the specified provisions, in their entirety.

     (c) LIMITATION TO DELEGATED SELECTION. Notwithstanding anything in this Delegation Schedule to the contrary, the duties under this Section 3 shall apply only to Eligible Foreign Custodians selected by the Delegate and shall not apply to Eligible Securities Depositories or to any Eligible Foreign Custodian that the Delegate is directed to use pursuant to Section 7.

     4. MONITORING. The Delegate shall establish a system to monitor at reasonable intervals (but at least annually) the appropriateness of maintaining the Company's Assets with each Eligible Foreign Custodian that has been selected

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by the Delegate pursuant to Section 3 of this Delegation Schedule. The Delegate shall monitor the continuing appropriateness of placement of the Company's Assets in accordance with the criteria established under Section 3(a) of this Delegation Schedule. The Delegate shall monitor the continuing appropriateness of tire contract governing the Company's arrangements in accordance with the criteria established under Section 3(b) of this Delegation Schedule.

     5. REPORTING. At least annually and more frequently as mutually agreed between the parties, the Delegate shall provide to the Board written reports specifying placement of the Company's Assets with each Eligible Foreign Custodian selected by the Delegate pursuant to Section 3 of this Delegation Schedule and shall promptly report any material changes in the Company's foreign custody arrangements. The Delegate will prepare such a report with respect to any Eligible Foreign Custodian that the Delegate has been instructed to use pursuant to Section 7 only to the extent specifically agreed with respect to the particular situation.

     6. WITHDRAWAL OF COMPANY'S ASSERT. If the Delegate determines that an arrangement with a specific Eligible Foreign Custodian selected by the Delegate under Section 3 of this Delegation Schedule no longer meets the requirements of said Section, Delegate shall withdraw the Company's Assets from the Eligible Foreign Custodian as soon as reasonably practicable; PROVIDED; however, that if In the reasonable Judgment of the Delegate, such withdrawal would require liquidation of any of the Company's Assets or would materially impair the liquidity, value or other Investment characteristics of the Company's Assets, it shall be the duty of the Delegate to provide information regarding the particular circumstances and to act only in accordance with Proper Instructions with respect to such liquidation or other withdrawal.

     7. DIRECTION AS TO ELIGIBLE FOREIGN CUSTODIAN. Notwithstanding this Delegation Schedule, the Company, acting through Its Board, its investment adviser or its other authorized representative, may direct the Delegate to place and maintain the Company's Assets with a particular Eligible Foreign Custodian, including without limitation with respect to investment in countries as to which the Custodian will not provide delegated services. In such event, the Delegate shall be entitled to rely on any such instruction as a Proper Instruction under the terms of the Custodian Agreement and shall have no duties under this Delegation Schedule with respect to such arrangement save those that it may undertake specifically In writing with respect to each particular instance.

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     8. STANDARD OF CARE. In carrying out its duties under this Delegation
Schedule, the Delegate agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for safekeeping the Company's Assets would exercise.

     9. INFORMATION SERVICES. In addition to the delegated duties set forth herein, the Delegate agrees to provide at least annually to the Company's investment adviser such information as may be available relating to; (a) the systemic risks of maintaining the Company's Assets outside the United States in those markets where the Delegate has agreed to perform delegated duties, including but not limited to Sovereign Risk, financial infrastructure, and prevailing custody and settlement systems and practices (including the use of any Eligible Securities Depository), and (b) the laws relating to the safekeeping and recovery of the Fund's Assets held in such countries; provided that the Delegate shall only be responsible to use reasonable care in gathering of such information and shall not be deemed to warranty the completeness or specific accuracy of such information. The Delegate also agrees to promptly notify the Company's investment adviser at any time that the Delegate becomes aware of a material change in such information.

     The Delegate also agrees to provide such information as may be reasonably necessary for the Board to determine that it is reasonable to rely on the Delegate to perform the delegated responsibilities provided for herein.

     10. FAVORED CLIENT. In the event that the Delegate in the future shall generally as a matter of its conduct OF business offer additional or different services with respect to performing delegated duties under Rule 17f-5, it shall promptly offer such services to the Company on its usual business terms.

     11. REPRESENTATIONS. The Delegate hereby represents and warrants that it is a U.S. Bank and that this Delegation Schedule has been duly authorized, executed and delivered by the Delegate and is a legal, valid and binding agreement of the Delegate.

     The Company hereby represents and warrants that, based on information provided by the Delegate and the Company's Investment adviser, its Board has determined that it is reasonable to rely on the Delegate to perform the delegated responsibilities provided for herein and that this Delegation Schedule has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement of the Company.

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     12. EFFECTIVENESS; TERMINATION. This Delegation Schedule shall be effective as of the date set forth below. This Delegation Schedule may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Such termination shall be effective on the 75th day following the date on which the non-terminating party shall receive the foregoing notice. The foregoing to the contrary notwithstanding, this Delegation Schedule shall be deemed to have been terminated concurrently with the termination of the Custodian Agreement.

     13. NOTICES. Notices and other communications under this Delegation Schedule are to be made in accordance with the arrangements designated for such purpose under the Custodian Agreement unless otherwise indicated in a writing referencing this Delegation Schedule and executed by both parties.

     14. DEFINITIONS. Unless otherwise indicated, capitalized terms in this Delegation Schedule have the following meanings:

          a. ELIGIBLE FOREIGN CUSTODIAN - shall have the meaning set forth in Rule 17f-5(a)(1) and shall also include a U.S. Bank.

          b. COMPANY'S ASSETS - shall mean any of the Company's investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents as are reasonably necessary to effect the Company's transactions in such investments.

          c. PROPER INSTRUCTIONS - shall have the meaning set forth in the Custodian Agreement.

          d. ELIGIBLE SECURITIES DEPOSITORY - shall have the meaning set forth in Rule 17f-7(b)(1).

          e. SOVEREIGN RISK - shall have the meaning set forth in Section 6C of the Custodian Agreement.

          f. U.S. BANK - shall mean a bank, which qualifies to serve as a custodian of assets of investment companies under Section 17(f) of the 1940 Act.

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     15. FEES. The Delegate shall perform its functions under this Delegation
Schedule for the compensation determined under the Custodian Agreement.

     16. INTEGRATION. This Delegation Schedule sets forth all of the Delegate's duties with respect to the selection and monitoring of Eligible Foreign Custodians, the administration of contracts with Eligible Foreign Custodians, the withdrawal of assets from Eligible Foreign Custodians and the issuance of reports in connection with such duties. This Delegation Schedule constitutes the entire agreement between the Company and Delegate with respect to the subject matter hereof and supersedes the Foreign Custody Manager Delegation Agreement heretofore in effect. The terms of the Custodian Agreement shall apply generally asto matters not expressly covered in this Delegation Schedule, including dealings with the Eligible Foreign Custodians in the course of discharge of the Delegate's obligations under the Custodian Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Delegation Schedule to be duly executed as of July 1, 2001.

                                       BAILARD, BIEHL & KAISER
                                       OPPORTUNITY FUND GROUP, INC.

                                       By:
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                                       BROWN BROTHERS HARRIMAN & C0.


                                       By:
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